UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

Form 8-K
___________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
___________________

Date of Report (Date of Earliest Event Reported):  December 16, 2011
___________________

HANCOCK FABRICS, INC.
 (Exact name of registrant as specified in its charter)

___________________

Delaware	1-9482	64-0740905
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

One Fashion Way Baldwyn, Mississippi		38824
(Address of principal executive offices)		(Zip Code)

(662) 365-6000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 16, 2011, Hancock Fabrics, Inc. (the “Company”) held its annual meeting of stockholders in Baldwyn, Mississippi.  As of the record date, October 21, 2011, there were 20,185,494 shares of common stock entitled to vote at the annual meeting.  Represented at the meeting, in person or by proxy, were 11,806,894 shares representing approximately 59% of the total shares of common stock entitled to vote at the meeting.

The first matter submitted for stockholder vote was the election of four directors to a one-year term expiring in 2012.  The following individuals were elected to serve as directors, with the results of the vote as shown below:
	Number of Votes
	For	Withheld	Broker Non-Votes
Sam P. Cortez	3,906,727	514,252	7,385,915
Steven R. Morgan	2,458,397	1,962,582*	7,385,915
Steven D. Scheiwe	3,905,112	515,867	7,385,915
Neil S. Subin	3,296,992	1,123,987	7,385,915

*
An investor entitled to 1.5 million votes informed the Company that it withheld 1.5 million votes for Mr. Morgan due to Mr. Morgan’s service as a member of the Board of Director’s Nominating and Corporate Governance Committee (the “Nominating Committee”) from January 2011 to December 16, 2011. Mr. Morgan is no longer a member of the Nominating Committee.

The second matter submitted for stockholder vote was the ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent auditors for the fiscal year ending January 28, 2012.  The appointment of Burr Pilger Mayer, Inc. as the independent auditors was ratified, with the results of the vote as shown below:

Number of Votes
For	11,394,939
Against	351,914
Abstain	60,041
Broker Non-Votes	0

Item 8.01	Other Events

On December 16, 2011, the Company’s Board of Directors appointed the following directors to the Board of Director’s standing committees, effective as of December 16, 2011:

Audit	Management Review and Compensation	Nominating and Corporate Governance
Steven D. Schiewe, Chair	Sam P. Cortez, Chair	Neil Subin, Chair
Neil S. Subin	Steven D. Schiewe	Steven D. Schiewe
Sam P. Cortez	Neil S. Subin	Sam P. Cortez

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK FABRICS, INC.

By	/s/ Robert W. Driskell
Robert W. Driskell
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:  December 20, 2011